FMC Corporation
Quarterly Report
on Form 10-Q for
June 30, 2000

Exhibit 15    Letter re:  Unaudited Interim Financial Information

FMC Corporation
Chicago, Illinois

Ladies and Gentlemen:

Re:
Registration Statements No. 33-10661, No. 33-7749, No. 33-41745, No. 33-48984, No. 333-18383, No. 333-24039, No. 333-69805 and No. 333-62683 on Form S-8 and Registration Statement No. 33-59543 on Form S-3.

With respect to the subject registration statements, we acknowledge our awareness of the incorporation by reference therein of our report dated July 20, 2000 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

KPMG LLP

Chicago, Illinois
August 11, 2000